Exhibit 10.1

GLOBAL MUTUAL COMPROMISE, RELEASE

AND SETTLEMENT AGREEMENT

THIS GLOBAL MUTUAL COMPROMISE, RELEASE AND SETTLEMENT AGREEMENT (hereinafter “Agreement”) is made and entered into on the dates indicated below by and between the Parties identified below (and binding themselves and their respective interests and affiliates, all as set out herein):

1. Janelle Anderson (the former Chief Executive Officer of Fresh Vine Wine, Inc.), being the Plaintiff in the [defined below] Lawsuit (hereinafter “Anderson”); and

2. Fresh Vine Wine, Inc., is a Defendant in the Lawsuit, is a publicly traded Nevada domestic corporation organized under Nevada Revised Statutes Chapter 78, with its corporate headquarters located at 11500 Wayzata Blvd. #1147, Minnetonka, MN 55305, in the [defined below] Lawsuit (hereinafter “FVW”);

3. Damian Novak is a Defendant, individually, and in all of his respective capacities, including as an officer or director of FVW and in any other purported or actual representative capacities (e.g., in any claimed derivative capacity), in the [defined below] Lawsuit (hereinafter “Novak”); and

4. Rick Nechio is a Defendant, individually, and in all of his respective capacities, including as an officer or director of FVW and in any other purported or actual representative capacities (e.g., in any claimed derivative capacity), in the [defined below] Lawsuit (hereinafter “Nechio”).

5. FVW, Novak, and Nechio are collectively referenced in the singular as Defendant Group (hereinafter “Defendant Group”).

6. “Party” shall refer to any of Anderson, FVW, Novak, and Nechio in the singular, and “Parties” shall jointly refer to Anderson, FVW, Novak, and Nechio.

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DEFINITIONS AND RECITALS

The Recitals (including definitions) are as follows:

WHEREAS, the Parties have been involved directly or indirectly in the Controversy, which term includes, but is not limited to, the [defined below] Lawsuit, all as described and defined herein; and

WHEREAS, the lawsuit that is presently pending between the Parties (Anderson and the Defendant Group) in the matter styled: Janelle Anderson v. Fresh Vine Wine, Inc., Damian Novak, and Rick Nechio, Court File No. 27-CV-22-11491, in Fourth Judicial District of Hennepin County, Minnesota (the “Lawsuit”), which term Lawsuit as used herein, includes all Parties, matters, and pending or threatened claims, counterclaims and Third-Party Petitions/actions, which were or might or could be or could have been filed therein; and

WHEREAS, the Lawsuit defined above is the only live or active matter containing claims, issues or allegations presently pending between any of these Parties hereto (including as described or addressed directly or indirectly or by implication, in any documents exchanged between the Parties heretofore), and, that for the purposes hereof, all prior or threatened claims or proceedings (whether currently “live” or asserted, or previously only threatened or alleged) or actions between any of these Parties (or all of them), whether previously filed or only threatened or which could possibly emanate from the filing or initiation of any litigation or proceeding(s) at this time or in connection with any matters or things between the Parties, are all deemed to be globally settled/released and are also included and addressed within the term “Controversy[ies]” as used and defined herein and for purposes of this Agreement, generally; and

WHEREAS, the Parties originally asserted claims (in the case of Anderson) and defenses (in the case of the Defendant Group) against each other in the Lawsuit, which claims included, inter alia, claims for breach of contract, wrongful termination, unlawful employment practices, retaliation, violations of the Minnesota Whistleblowers Act, statutory wage payment violations, alter-ego, emotional and mental distress, etc., and in respect to all these claims (and any others) arising, inter alia, out of all matters and the Controversy between the Parties, each Party has mutually and respectively denied all liability whatsoever to each other as to all allegations made by any opposing Party in the Lawsuit (or otherwise) against them; and

WHEREAS, the Parties now desire to compromise and settle globally all matters now or possibly in dispute between them arising out of the occurrences that made the bases of the Parties’ respective claims and possible causes of action relating to the Lawsuit, and the Controversy generally (whether known or unknown) in any way, now or hereafter, in order to avoid the further expense, inconvenience and the uncertainty of further litigation and to buy peace; and

WHEREAS, certain representations and promises have also been made and releases given, all being set forth in this Agreement, and all being good and sufficient independent consideration exchanged herein by the Parties for and in support of this Agreement.

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NOW, THEREFORE, in consideration of and for settlement and mutual global release of the recited and referenced claims herein, the dismissal of the Lawsuit (with prejudice), the mutual release of the Controversy (except as set out herein) in all respects, and all matters as detailed in this Agreement, transfer, conveyance, grant and issuance of all of certain shares of unrestricted and immediately saleable stock in FVW and other monetary and non-monetary considerations set forth or referenced herein, and for the other mutual and independent releases and other considerations herein recited and contained and also the covenants, warranties and representations made, and promises expressed, the receipt, sufficiency and adequacy of all of which considerations are hereby acknowledged and confessed by all Parties, it is hereby agreed by each and every one of these Parties as follows:

1.	The following Monetary Considerations are Due to Anderson from Defendant Group, Upon Closing.

A.	At Closing [defined below], Defendant Group shall pay all of the mediators’ fees incurred in connection with this matter to date, for the two (2) mediation sessions.

B.	At Closing (being 45 days from January 6, 2023, being February 20, 2023), Defendant Group shall pay Anderson an additional $1,250,000.00 in cash (also sometimes referenced herein as the “Settlement Payment”), above and beyond the prior $400,000.00 bonus money payment per the prior partial settlement occurring at the first mediation session between the Parties [said settlement agreement attached hereto as Exhibit “A”]. Further:

(i)	Anderson’s counsel has informed Defendant Group’s attorneys of an attorneys’ fees check to be delivered as part of the $1,250,000.00 consideration hereunder to Schaefer Halleen, LLC in the amount of $64,418.60. Of the remaining balance (after that check) of that $1,250,000.00, the remaining balance shall be allocated to two (2) checks; the first check being 70% ($829,906.98) of that remaining balance as a payment made payable to Anderson, for which sum she will receive an IRS Form 1099, and, the second check being 30% of the remainder ($355,674.42) being treated as an IRS Form W-2 payment (again payable to Anderson) with requisite payroll withholdings and with FVW paying the usual/customary employer taxes portion. All checks will be delivered at Closing.

C.	At Closing, a total of 500,000 of unrestricted FVW shares of stock (the “Anderson Consulting Shares”) will be granted and issued by FVW under FVW’s 2021 Equity Incentive Plan and pursuant to a Registration Statement on Form S-8, SEC File No. 333-262906 (“Form S-8”), filed by FVW with the Securities and Exchange Commission (the “SEC”), without any restrictions on their immediate sale or alienability, to Anderson, provided Anderson enters into an agreement before Closing to provide bona fide services as a consultant to FVW (as required for Anderson’s eligibility to receive shares registered on Form S-8), with the term of such consulting agreement to run from date of Closing to July 26, 2023. The shares will be issued to Anderson in book-entry, or uncertificated, form and directly registered in Anderson’s name with FVW’s transfer agent, or issued in street name by crediting the account of Anderson’s broker with the Depository Trust Company pursuant to instructions given/sent from Anderson or her counsel, and directed toFVW’s outside securities counsel, Maslon, LLP 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, Attn: Alan Gilbert, Email at Alan.Gilbert@maslon.com , prior to such issuance.

D.	Contemporaneously with the execution and delivery of this Agreement, each of Novak and Nechio will execute and deliver to FVW an Agreement to Forfeit Shares of Common Stock (the “Forfeiture Agreements”) pursuant to which each will agree to forfeit and transfer back to FVW without consideration 250,000 shares of common stock of FVW held by them (a total of 500,000 shares), to enable FVW to issuing the Anderson Consulting Shares to Anderson without subjecting FVW’s other stockholders to dilution therefrom (the “Anderson Consulting-related Forfeitures”). The form of Forfeiture Agreement is attached as “Exhibit “B” hereto. The Anderson Consulting-related Forfeitures will be effective upon the Closing. If Anderson revokes or rescinds this Agreement as described in this Paragraph “9”, the Forfeiture Agreements and the Anderson Consulting-related Forfeitures will be null and void. FVW’s obligation to Anderson to deliver timely to her the 500,000 FVW shares pursuant to paragraph “1.C.” above exists and is required hereunder, whether or not Novak and Nechio perform as required (in favor of FVW) in this Paragraph “D”.

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2.	Other Considerations to Anderson.

A.	By the date of Closing, Novak will resign as Chairman of FVW’s Board of Directors and will remove himself from all management duties with FVW. Within 24 hours after completion of FVW’s currently pending capital raising effort, Novak will resign from FVW’s Board of Directors. By the date of Closing, Nechio will resign from FVW’s Board of Directors. By the date of Closing, FVW will announce that FVW is searching for a new CEO and once a new CEO is hired, Nechio will resign as FVW’s interim CEO. FVW may elect to employ Nechio in an advisory capacity to aid in the transition after he resigns as interim CEO.

B.	The Parties agree to the following press releases/narratives, and a letter of reference will be exchanged at Closing (and may be publicly released and exhibited as the Parties may choose), in the exhibits attached as “C”, “D” and “E”, respectively, hereto.

3.	Acknowledgment Concerning Taxation. The Parties acknowledge and represent that in the course of negotiations and consideration of this Agreement, no tax advice has been offered or given by any opposing Party, nor the respective opposing Parties’ attorneys, and that each Party and their attorneys are relying upon the advice of their own tax consultants, if any, with regard to tax consequences that may arise as a result of the execution of this Agreement.

Anderson understands that, aside from the requisite payroll withholdings that FVW shall make, she is solely responsible for any other taxes, interest, and/or penalties that result from insufficient withholdings as to the Settlement Payment made to her under this Agreement.  Anderson agrees that if any government taxing authority should disagree with the Parties’ characterization or treatment of the Settlement Payment made under this Agreement, she will defend, indemnify, and hold FVW harmless for any taxes, interest, and/or penalties that result from said Settlement Payment made to her under this Agreement; likewise FVW agrees to cooperate in allowing Anderson to defend against the imposition of same, by such taxing authority.

4.	Submission of Agreed Dismissals. The Parties hereby agree to submit an Agreed Stipulation of Dismissal with Prejudice in the Lawsuit, contemporaneously after execution hereof at Closing, in the form attached as Exhibit “F” hereto, respectively (with all costs and fees charged to the Parties incurring same). The Parties hereto agree that counsel for Anderson shall submit this document for filing and the Court’s signature within five (5) business days after all considerations (including full payment in good funds and with the issuance of the 500,000 FVW shares duly and timely delivered to Anderson or to Anderson’s broker pursuant to Anderson’s instructions) due at Closing, have all been actually received by Anderson.

5.	Mutual Representations and Warranties. The Parties also hereby respectively Represent and Warrant to each other the following, as set forth below, that apart from the contents of this Agreement:

A.	Anderson neither knows of, nor owns, nor controls, any continuing live claim on behalf of/by Anderson, against (any of) Defendant Group relating in any way to the Controversy, not hereby released, conveyed, or assigned to Defendant Group herein – unless (specifically) described, specified or excepted hereunder.

B.	Defendant Group neither knows of, nor owns, nor controls, any continuing live claim on behalf of/by any of Defendant Group against Anderson relating in any way to the Controversy, not hereby released, conveyed or assigned to Anderson unless (specifically) described, specified or excepted hereunder.

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6.	Defendant Group’s Release. Defendant Group, by each of them executing this Agreement and for the mutual and sufficient considerations provided to each member of the Defendant Group herein, DOES HEREBY, individually and collectively, for each themselves and for and on behalf (where applicable) of its/their respective personal and legal representatives, attorneys (specifically including without limitation: Gregory Stenmoe, Samuel N. Louwagie and Taft Law; Patrick Larkin and Lind, Jensen, Sullivan & Peterson, P.A., and all other experts or other counsel to the extent employed by them in regard to this matter), heirs, executors, administrators, past or present spouses, officers, directors, partners (limited or general), members, managers, employees, agents, insurers, professional employer organizations, representatives, servants, successors and assigns (the “Defendant Group Releasors”) Completely Forgive, Release, Acquit and Forever Discharge Anderson and her respective personal and legal representatives, attorneys (specifically including without limitation: James Albert Jennings, Kenneth B. Tomlinson and Erhard & Jennings, P.C.; Lawrence P. Schaefer, Timothy Christensen and Schaefer Halleen, LLC, and all experts or other counsel to the extent employed by them in regard to this matter), heirs, executors, administrators, insurers, past or present spouses, officers, directors, partners (limited or general) members, managers, employees, agents, representatives, servants, any third-party beneficiaries of Anderson’s generally, successors and assigns (as most broadly defined herein – with all these being the “Plaintiff Releasees”) from and against: the Lawsuit and the Controversy, generally, and any and all claims, causes of actions, demands, liabilities, declarations, breaches of contract, breaches of duty, breaches of fiduciary duty, claims of liabilities, claims of/for torts, civil theft, defamation, fraud, malpractice, unconscionability, damages, specific performance, debts, repayments, reimbursements, benefits, distributions, disgorgements, costs, charges, obligations, expenses, attorneys’ fees, indemnities, offsets, losses, promises, agreements, and choses in action of any nature whatsoever relating in any way to the Lawsuit and/or the Controversy, generally, and whether known or unknown, matured or contingent, liquidated or unliquidated, direct or derivative, actual or threatened, patent or latent, or which could have been asserted or which were assertible, known or unknown, by Defendant Group, against Anderson except only for any promises, agreements, rights or obligations arising under this Agreement (and its Exhibits), including but not limited to Anderson’s rights to receive all benefits and considerations from this Agreement, which, (as Defendant Group acknowledges and agrees) like this entire Agreement, shall specifically survive the Closing of this Agreement, and which benefits to Anderson, the Parties expressly intend to exclude from any release herein or diminishment hereunder.

7.	Anderson’s Releases. Anderson, by executing this Agreement and in consideration of the receipt of full actual (in good funds) payment and transfer/conveyance/assignment (and delivery) as to/of all the items under Paragraphs “1” and “2” hereof from Defendant Group (or on behalf of Defendant Group), DOES HEREBY for herself and for and on behalf (where applicable) of her respective personal and legal representatives, attorneys (specifically including without limitation: James Albert Jennings, Kenneth B. Tomlinson and Erhard & Jennings, P.C.; Lawrence P. Schaefer, Timothy Christensen and Schaefer Halleen, LLC), heirs, executors, administrators, past or present spouses, officers, directors, partners (limited or general), members, managers, employees, agents, representatives, servants, successors and assigns (all these being the “Plaintiff Releasors”) Completely Forgive, Release, Acquit and Forever Discharge Defendant Group, and its/their respective personal and legal representatives, attorneys (specifically including without limitation: Gregory Stenmoe, Samuel N. Louwagie and Taft Law; Patrick Larkin and Lind, Jensen, Sullivan & Peterson, P.A., and all other experts or other counsel to the extent employed by them in regard to this matter), heirs, executors, administrators, past or present spouses, officers, directors, partners (limited or general), members, managers, employees, agents, representatives, insurers, professional employer organizations, servants, successors and assigns (as most broadly defined herein – with all these being the “Defendant Group Releasees”) generally, from and against:

A.	the Lawsuit and the Controversy, generally, and any and all claims, causes of action, demands, liabilities, declarations, breaches of contract, including but not limited to claims for any bonus(es), Whistleblower claims, alter-ego claims, breaches of duty, breaches of fiduciary duty, claims of liability, claims of/for torts, civil theft, defamation, fraud, malpractice, unconscionability, damages, punitive damages, specific performance, debts, repayments, reimbursements, benefits, distributions, disgorgements, costs, charges, obligations, expenses, attorneys’ fees, offsets, losses, promises, agreements, and choses in action of any nature whatsoever relating in any way to the Lawsuit and/or the Controversy, and whether known or unknown, matured or contingent, liquidated or unliquidated, direct or derivative, actual or threatened, patent or latent, or which were threatened or could have been asserted or which were assertible, known or unknown, by Anderson against Defendant Group Releasees, except only for any promises, agreements, rights or obligations arising under this Agreement (and its Exhibits), including but not limited to Defendant Group’s right to receive all benefits and considerations from this Agreement, which, (as Anderson acknowledges and agrees) like this entire Agreement, shall specifically survive the Closing of this Agreement, and which benefits to the Defendant Group the Parties expressly intend to exclude from any release herein or diminishment hereunder.

B.	All claims for any alleged unlawful discrimination, harassment, failure to accommodate, retaliation, interference, reprisal, or other alleged unlawful practices under any federal, state, or local law, statute, ordinance, or regulation, including, without limitation, rights or claims of discrimination, harassment, failure to accommodate, and retaliation under the federal Age Discrimination in Employment Act (ADEA), federal Older Workers Benefit Protection Act (OWBPA), the Family and Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Minnesota Human Rights Act (“MHRA”), the Minnesota Whistleblower Act, Minnesota Whistleblower protection laws, the Minnesota Equal Pay for Equal Work law, all claims allowed under Minnesota Statute Chapters 177 and 181;

C.	All claims for any other alleged unlawful employment practices related to Anderson’s employment or Anderson’s separation from employment arising under any federal, state, or local law, statute, ordinance, or regulation including, without limitation, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Fair Credit Reporting Act or the National Labor Relations Act;

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8.	Additional Material Considerations. The Parties further specifically agree that as part of the express bargained-for material considerations hereunder, that:

A.	Indemnification. Defendant Group shall Indemnify and Hold Anderson, Novak, and Nechio Harmless from and to the full extent of Minn. Stat. § 181.970, and under any applicable FVW director and officer insurance/liability policies/coverages (which policies and coverages, Defendant Group warrants and represents remain in full force and effect), and Defendant Group warrants and represents they know of no pending or threatened claims against Anderson.

B.	Non-Disparagement. The Parties hereto agreed that they will not hereafter disparage, either verbally or in writing, the other Parties hereto, by any statement or communication which could be reasonably expected to adversely affect any other Party’s personal or professional reputation. This obligation of non-disparagement is borne by each Party hereto that is an individual, and FVW shall likewise equally be bound and also hereby binds (and secures performance from) all its present officers and directors of FVW. FVW agrees not to use former officers and directors of FVW to circumvent its non-disparagement obligations herein. Notwithstanding the foregoing, nothing herein prohibits, restricts or limits any Party hereto from disclosing information or otherwise testifying truthfully, in any legal proceeding (or filing), which may include at any court hearing, deposition or trial, and in or as to answers to any interrogatories, admissions, or document requests, whether pursuant to any subpoena or similar legal process, and irrespective of whom may initiate such legal process. Likewise, this non-disparagement prohibition shall not apply to responses by any Party to requests for information as to any agency of State or Federal government, including the SEC, or any stock exchange, or filing before them. In the event any Party hereto is served with process or any information request that might reasonably require the served Party to make (possibly) disparaging comments, the served Party shall seasonably notify the Party regarding/concerning whom such inquiry has been made or testimony or discovery has been requested (unless they are prohibited by law from so doing).

9.	Employee’s Legal Rights.

A.	Advice to Consult With an Attorney. This Agreement is a legal document. Anderson has been advised in writing to consult with an attorney prior to executing the Agreement.

B.	Period to Consider this Agreement. Anderson was given this Agreement on January ___, 2022, and Anderson has twenty-one (21) days following that date to consider the offer as expressed, including Anderson’s waiver and release of rights and claims of age discrimination under the ADEA, and to decide whether to sign this Agreement. Anderson agrees that any changes to this Agreement, whether they are material or immaterial, do not restart the running of the 21-day consideration period.

C.	Revocation/Rescission Periods. Anderson understands that Anderson has the right to revoke her waiver of claims under the ADEA within seven (7) days after the date on which Anderson signs this Agreement. This Agreement shall not become effective or enforceable until the revocation/rescission period has expired without Anderson’s revocation or rescission of this Agreement.

D.	Revocation/Rescission Procedure. To revoke or rescind, Anderson must put her revocation in writing, and deliver it to FVW by mail within the revocation or rescission period. If Anderson delivers revocation/rescission by mail, it must be: (i) postmarked within the 7-day period to revoke her waiver of claims under the ADEA; (ii) properly addressed as follows to Jim Spellmire at FVW:

Attn: Jim Spellmire, CFO

11500 Wayzata Blvd. #1147

Minnetonka, MN 55305

and/or Defendant Group’s attorneys at the addresses identified in the attorneys’ signature block in this Agreement and (iii) sent by certified mail, return receipt requested.

E.	Effect of Revocation/Rescission. If Anderson revokes or rescinds this Agreement as described in this Paragraph “9”, Anderson understands that (i) this Agreement is null and void, (ii) the Defendant Group shall have no obligation under this Agreement, (iii) Anderson will not receive the Settlement Payment, Shares in FVW, or other consideration set forth in Paragraphs “1” and “2”, or any of the other promises made by Defendant Group in this Agreement, and (iv) the Forfeiture Agreements and the Anderson Consulting-related Forfeitures will be null and void.

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10.	Reliance. The Parties acknowledge and agree that they have entered into this Agreement in reliance upon each of the representations, warranties, covenants and agreements made herein by each other. All Exhibits hereto are material and made a part of this Agreement and survive this Agreement and its Closing, for all purposes.

11.	Time and Effects of Execution. Time is of the essence in the performance of all covenants, conditions and obligations to be performed in this Agreement. The Parties shall continue to be bound by all the representations and covenants contained in this Agreement and Exhibits hereto, which shall survive the execution and Closing of same. The Mediated Settlement Agreement (i.e., Mediator’s Proposal as agreed) between the Parties dated January 6, 2023 (the “Mediated Settlement Agreement” – also referenced herein as the “term sheet”) is abandoned and superseded and of no further force nor effect upon execution of this Agreement by all Parties hereto Save And Except the actual receipt of all the consideration to Anderson from Defendant Group, and vice-versa, as required in Paragraphs “1” and “2” hereof, or elsewhere herein.

12.	Mutual Representation. All Parties hereto in executing and delivering this Agreement mutually agree and represent that they have carefully reviewed this Agreement and that they understand its terms. The Parties further mutually represent, agree and warrant that: they have made a full and complete investigation of the circumstances surrounding this matter, aided by independent attorneys and professionals of their choice; they have full knowledge of all facts involved; they have consulted with their own independent attorneys regarding this Agreement, they sought and received competent legal advice with respect to this Agreement; they each have relied wholly upon their own respective judgment and knowledge and have not been influenced to any extent whatsoever in making this Agreement by any representations or statements made by the other or anyone acting on behalf of the other except as set forth herein; no fraud has been worked upon them in connection herewith; the aforesaid considerations and all the terms hereof are contractual and not merely recitals; the agreements contained herein and the considerations transferred are made to compromise disputed claims, avoid future expenses, business interruptions and travail and uncertainties of litigation and buy peace; all agreements and understandings made at any time between and among the Parties are embodied, expressed and merged herein; the “recitals” and “whereas” clauses contained herein (and all Exhibits hereto) are each hereby made a material contractual part of this Agreement; and, this Agreement (and its Exhibits) state the entire agreement of the Parties hereto and supersede all prior and contemporaneous negotiations and agreements, oral or written, relating to the subject matter of this Agreement and all prior and contemporaneous negotiations and agreements (including the Mediated Settlement Agreement) relating to the subject matter of this Agreement are deemed incorporated and merged into this Agreement or are deemed to have been abandoned if not so incorporated herein and may not be varied or supplemented by any prior or contemporaneous oral or written agreements.

13.	Cooperation. The Parties and their counsel agree to cooperate with each other in the drafting and execution of such additional documents as are reasonably required to implement and/or effectuate the provisions and spirit of this Agreement.

14.	Any Dispute to Be First Submitted to Mediation. In the event of any dispute arising out of or related in any way to this Agreement, whether sounding in tort, contract, equity, law, or otherwise, the Parties agree to first submit the dispute to mediation with Ms. Sheila Engelmeier, the mediator who facilitated the Parties’ Mediated Settlement Agreement. Only if an impasse is declared, may any Party thereafter file suit to enforce and/or declare same and seek its attorneys’ fees and costs for such action to enforce and/or declare.

15.	Remedies. In the event of a breach or threatened breach by any Party of any provision of this Agreement, that Party hereby consents and agrees that money damages would not afford an adequate remedy and that the Party attempting enforcement of this Agreement shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

16.	Attorneys’ Fees and Costs. If either party breaches any terms of this Agreement or the continuing obligations referenced in it, to the extent authorized by law, the breaching party will be responsible for payment of all reasonable attorney fees and costs that the non-breaching party incurred in the course of enforcing or declaring the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

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17.	No Waiver. No claim or right arising out of a breach or default under this Agreement may be discharged by a waiver of that claim or right unless the waiver is made in writing and signed by the Party against whom waiver is alleged. A waiver by any Party of a breach or default of another Party of any provision contained in this Agreement shall not be deemed a waiver of future compliance of such provisions, and such provisions shall remain in full force and effect.

18.	Authority. Each of the individual persons executing this Agreement on behalf of the Parties hereto, hereby individually (and on behalf of the Party for whom they execute and in all capacities) warrant and represent to the other Parties that they have the full authority to bind the Party(ies) on whose behalf they purport to sign to the terms, warranties, representations and covenants of this Agreement. Each Party hereby further warrants and represents that the interests conveyed, claims, suits, causes of action, rights and/or interests which are the subject matter of the Controversy, and this Agreement, are owned by them, free and clear of all liens, encumbrances and pledges, and have not been assigned, transferred, hypothecated, pledged, conveyed or sold heretofore to any other person.

19.	Counterparts. This Agreement may be executed in one or more separately signed counterparts (and with signatures by email or facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.	Governing Law and Exclusive Venue. The Parties agree that this Agreement is governed by the laws of the State of Minnesota, enforceable in Hennepin County, Minnesota, and that any litigation, suit, action, counterclaim or proceeding, whether at law or in equity, which arises out of, concerns or relates to this Agreement and its enforcement, shall be brought in any court of competent jurisdiction located in Minneapolis, Hennepin County, Minnesota.

21.	Mutual Drafting for Construction Purposes. The Parties agree that each Party and each Party’s counsel has assisted in drafting, review and preparation of this Agreement, agree that the Agreement is not to be construed against any Party as its drafter, and agree that each Party fully understands and voluntarily accepts each and every provision contained in this Agreement.

22.	Construction and Reformation. If any provision of this Agreement is held to be inoperative, invalid, or illegal, it is the Parties’ intention that all the remaining provisions hereof shall continue to be fully operative and effective insofar as is possible. The Parties further specifically request that as to any Court considering any claimed defective, invalid, overbroad, inoperative or illegal provision hereof (if and when such determination is made), if the Court agrees that such provision or term is as claimed, the Court shall then modify, reform or correct same (to the least extent necessary) such that such term or provision is then fully enforceable against the Party intended.

23.	Survival. All the provisions of this Agreement shall survive the Closing hereof and shall be enforceable as a contract. Titles and headings of paragraphs are not dispositive as to their contents.

24.	Attribution of Costs. Except as specifically provided herein, all Parties to this Agreement and the Lawsuit shall bear their own attorneys’ fees, expert and valuation fees, costs and expenses.

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25.	Notice. Any notice or communication hereunder must be in writing and given by hand-delivering the same in person, or by Federal Express. Such notice shall be deemed received on the date on which it is hand-delivered or delivered by Federal Express. For purposes of such notice(s), the addresses of the Parties shall be as follows:

If to Anderson:	ERHARD & JENNINGS, P.C.
James Albert Jennings
Kenneth B. Tomlinson
1601 Elm Street, Suite 4242
Dallas, Texas 75201
Tel: 214-720-4001
Fax: 214-871-1655
jjennings@erhardjennings.com
jajennings@aol.com
ktomlinson@erhardjennings.com

AND TO

SCHAEFER HALLEEN, LLC
Lawrence P. Schaefer
Timothy Christensen
412 South Fourth Street, Suite 1050
Minneapolis, MN 55415
Tel: 612.294.2600
Fax: 612.294.2640
lschaefer@schaeferhalleen.com
tchristensen@schaeferhalleen.com

If to Defendant Group:	TAFT LAW
Greg Stenmoe
Samuel N. Louwagie
2200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Tel: 612-977-8400
Fax: 612-977-8650
gstenmoe@taftlaw.com
slouwagie@taftlaw.com

AND TO

LIND, JENSEN, SULLIVAN &
PETERSON, P.A.
Patrick Larkin
1300 AT&T Tower
901 Marquette Avenue S.
Minneapolis, MN 55402
Tel: 612-333-3637
Fax: 612-333-1030
patrick.larkin@lindjensen.com

Any Party may change its address (including email address) for notice by written notice given to the other Party in accordance with this Paragraph. At the same time any notice is given, the Party giving notice hereunder must also send an email to the Party notified and copy the Party’s attorney.

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26.	Execution/Closing. The Parties hereto agree that this Agreement will be executed by all signatories hereto, with the obligations (including all documents to be delivered/produced/exchanged) required herein and all written documents (including the Exhibits) confirming (or themselves being) the considerations conveyed, transferred and paid to be exchanged and delivered in final (i.e., fully and properly executed) form to the Parties and/or their respective counsel within forty five (45) days of January 6, 2023, with such hand delivery (or Federal Express delivery by that date, for morning delivery) to be made to Anderson’s counsel at the offices of James Albert Jennings, ERHARD & JENNINGS, P.C., 1601 Elm Street, Suite 4242, Dallas, TX 75201, on or before noon of that day. Also, to the extent Anderson must deliver items to other Parties hereto, they will be hand delivered (or via Federal Express) to the appropriate Party (or Party’s counsel) on the same date, by that same time. The consummation of these occurrences on or by such date and time, shall be referenced herein generally as the Settlement Date (“Settlement Date” or “Effective Date” or “Closing”) and constitute the “Closing” of this Agreement as that term is used herein.

27.	MMSEA Disclosures. This Settlement is based upon a good faith determination of the Parties to resolve a disputed claim. The Parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. § 1395y(b). The Parties resolved this matter in compliance with both state and federal law. The Parties made every effort to adequately protect Medicare’s interest and incorporate such into the settlement terms. Anderson warrants that she is not a Medicare beneficiary as of the date of this release. Because Anderson is not a Medicare recipient as of the date of this release, no conditional payments have been made by Medicare.

GLOBAL MUTUAL COMPROMISE, RELEASE AND SETTLEMENT AGREEMENT	Page 10

IN WITNESS WHEREOF, we (all Parties) have executed this instrument on the dates set forth hereinbelow.

PARTIES – UNDERSTOOD AND AGREED IN ALL RESPECTS AS TO FORM AND SUBSTANCE:

/s/ Janelle Anderson
JANELLE ANDERSON

ACKNOWLEDGMENT

THE STATE OF TEXAS	§
§
COUNTY OF COLLIN	§

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared JANELLE ANDERSON, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed this document for the purposes and considerations and in the capacities therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 26th day of January, 2023.

/s/ Lama Zeytter
Notary Public in and for the State of Texas

My Commission Expires: 8-11-2024

GLOBAL MUTUAL COMPROMISE, RELEASE AND SETTLEMENT AGREEMENT	Page 11

FRESH VINE WINE, INC.

By:	/s/ James Spellmire
Print Name:	James Spellmire
As Its:	Chief Financial Officer

ACKNOWLEDGMENT

THE STATE OF MINNESOTA	§
§
COUNTY OF ITASCA	§

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared James Spellmire, as Chief Financial Officer of FRESH VINE WINE, INC., known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed this document for the purposes and considerations therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 27 day of January, 2023.

/s/ Christine Marie Schultz
Notary Public in and for the State of Minnesota

My Commission Expires: January 31, 2024

GLOBAL MUTUAL COMPROMISE, RELEASE AND SETTLEMENT AGREEMENT	Page 12

/s/ Damian Novak
DAMIAN NOVAK, INDIVIDUALLY, AND
IN ALL CAPACITIES

ACKNOWLEDGMENT

THE STATE OF MINNESOTA	§
§
COUNTY OF HENNEPIN	§

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared the DAMIAN NOVAK, Individually, and in all capacities, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that she executed this document for the purposes and considerations and in the capacities therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 27th day of January, 2023.

/s/ Cynthia Celest Owens
Notary Public in and for the State of Minnesota

My Commission Expires: January 31, 2027

GLOBAL MUTUAL COMPROMISE, RELEASE AND SETTLEMENT AGREEMENT	Page 13

/s/ Rick Nechio
RICK NECHIO, INDIVIDUALLY, AND
IN ALL CAPACITIES

ACKNOWLEDGMENT

THE STATE OF NORTH CAROLINA	§
§
COUNTY OF IREDELL	§

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared RICK NECHIO, Individually, and in all capacities, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed this document for the purposes and considerations therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 27th day of January, 2023.

/s/ Jennifer Elliot
Notary Public in and for the State of North Carolina

My Commission Expires: 1/28/2023

GLOBAL MUTUAL COMPROMISE, RELEASE AND SETTLEMENT AGREEMENT	Page 14

APPROVED AS TO FORM ONLY:

ERHARD & JENNINGS, P.C.

James Albert Jennings

Kenneth B. Tomlinson

1601 Elm Street, Suite 4242

Dallas, Texas 75201

Tel: 214-720-4001

Fax: 214-871-1655

jjennings@erhardjennings.com

jajennings@aol.com

ktomlinson@erhardjennings.com

By:	/s/ James Albert Jennings
James Albert Jennings

AND

SCHAEFER HALLEEN, LLC

Lawrence P. Schaefer

Timothy Christensen

412 South Fourth Street, Suite 1050

Minneapolis, MN 55415

Tel: 612.294.2600

Fax: 612.294.2640

lschaefer@schaeferhalleen.com

tchristensen@schaeferhalleen.com

By:	/s/ Lawrence P. Schaefer
Lawrence P. Schaefer

GLOBAL MUTUAL COMPROMISE, RELEASE AND SETTLEMENT AGREEMENT	Page 15

ATTORNEYS FOR PLAINTIFF

JANELLE ANDERSON

TAFT LAW

Gregory Stenmoe

Samuel N. Louwagie

2200 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Tel: 612-977-8400

Fax: 612-977-8650

gstenmoe@taftlaw.com

slouwagie@taftlaw.com

By:	/s/ Gregory Stenmoe
Gregory Stenmoe

AND

LIND, JENSEN, SULLIVAN &

PETERSON, P.A.

Patrick Larkin

1300 AT&T Tower

901 Marquette Avenue S.

Minneapolis, MN 55402

Tel: 612-333-3637

Fax: 612-333-1030

patrick.larkin@lindjensen.com

By:	/s/ Patrick Larkin
Patrick Larkin

ATTORNEYS FOR DEFENDANTS

FRESH VINE WINE, INC., DAMIAN NOVAK

AND RICK NECHIO

GLOBAL MUTUAL COMPROMISE, RELEASE AND SETTLEMENT AGREEMENT	Page 16